Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Fiscal Year Ended January 31, 2017
- Revenue for Fiscal 2017 was $1.21 billion -
- Equipment Inventory Declined by $196 million or 33% Compared to End of Fiscal 2016 -
- Generated $141 million of Cash Flow from Operations and
$89 Million of Adjusted Cash Flow from Operations for Fiscal 2017 -
- Company Announces Modeling Assumptions for Fiscal 2018 -

West Fargo, ND – March 30, 2017 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and fiscal year ended January 31, 2017.

Fiscal 2017 Fourth Quarter Results

Consolidated Results
For the fourth quarter of fiscal 2017, revenue was $317.6 million, compared to $335.5 million in the fourth quarter last year. Equipment sales were $226.9 million for the fourth quarter of fiscal 2017, compared to $243.8 million in the fourth quarter last year. Parts sales were $48.7 million for the fourth quarter of fiscal 2017, compared to $47.9 million in the fourth quarter last year. Revenue generated from service was $28.0 million for the fourth quarter of fiscal 2017, compared to $27.6 million in the fourth quarter last year. Revenue from rental and other was $14.0 million for the fourth quarter of fiscal 2017, compared to $16.1 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2017 increased to $48.4 million compared to $16.3 million in the fourth quarter last year. The gross profit for the fourth quarter of fiscal 2016 was affected by an inventory impairment charge of $27.5 million and the Company's intensified efforts to sell aged equipment inventory. The Company’s gross profit margin was 15.4% in the fourth quarter of fiscal 2017, compared to 4.8% in the fourth quarter last year.

Operating expenses were $52.2 million or 16.4% of revenue for the fourth quarter of fiscal 2017, compared to $54.5 million or 16.3% of revenue for the fourth quarter last year.

Floorplan interest expense decreased to $2.7 million for the fourth quarter of fiscal 2017, compared to $4.4 million for the same period last year, primarily due to a decrease in our average interest-bearing inventory in fiscal 2017.

Impairment and realignment costs were $4.2 million for the fourth quarter of fiscal 2017, primarily related to the impairment of long-lived assets resulting from the dealership restructuring plan announced on February 9, 2017 to consolidate certain dealership locations and to implement a reorganization of our operating structure. The Company closed one Construction location during the fourth quarter ended January 31, 2017 and expects to close 14 Agriculture locations during the first half of fiscal 2018. The restructuring plan is expected to result in a significant reduction in expenses while allowing the Company to continue to provide a leading level of service to its customers. The non-recurring pre-tax costs associated with this restructuring plan, consisting primarily of lease termination costs and termination benefits, are estimated to be approximately $9.5 million for fiscal 2018.

In the fourth quarter of fiscal 2016, impairment and realignment costs consisted of a non-cash charge of $7.0 million primarily related to impairment of long-lived assets within the Agriculture and Construction segments.

In the fourth quarter of fiscal 2017, net loss including noncontrolling interest was $8.2 million, or $0.38 per diluted share, compared to a net loss including noncontrolling interest of $35.0 million, or $1.62 per diluted share for the fourth quarter of fiscal 2016.

On a non-GAAP basis, adjusted net loss including noncontrolling interest for the fourth quarter of fiscal 2017 was $6.6 million, or $0.31 per diluted share, compared to adjusted net loss including noncontrolling interest of $30.6 million, or $1.31 per diluted share, for the fourth quarter of fiscal 2016. The Company generated adjusted EBITDA loss of $4.1 million for the fourth quarter of fiscal 2017, compared to $35.5 million for the same period of the prior year. For further information related to the Company's use of Non-GAAP Financial Measures, see the discussion under "Non-GAAP Financial Measures" below.

Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2017 was $201.1 million, compared to $204.2 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2017 was $5.9 million, compared to pre-tax loss of $30.4 million in the fourth quarter last year. The fourth quarter of fiscal 2016 was affected by an inventory impairment charge of $11.4 million and the Company's intensified efforts to sell aged equipment inventory.

Construction Segment - Revenue for the fourth quarter of fiscal 2017 was $81.7 million, compared to $91.3 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2017 was $4.4 million, compared to a pre-tax loss of $23.3 million in the fourth quarter last year. The fourth quarter of fiscal 2016 was affected by an inventory impairment charge of $15.9 million and the Company's intensified efforts to sell aged equipment inventory.

International Segment - Revenue for the fourth quarter of fiscal 2017 was $34.8 million, compared to $39.9 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2017 was $0.4 million, compared to pre-tax income of $0.1 million in the fourth quarter last year.

Fiscal 2017 Full Year Results

Revenue was $1.21 billion for fiscal 2017, compared to $1.37 billion for the prior year. Net loss including non-controlling interest for fiscal 2017 was $14.5 million, or $0.65 per diluted share, compared to net loss including non-controlling interest of $38.2 million, or $1.76 per diluted share, for the prior year. Adjusted net loss including non-controlling interest for fiscal 2017 was $14.2 million, or $0.65 per diluted share, compared to adjusted net loss including non-controlling interest of $29.7 million, or $1.25 per diluted share, for the prior year. The Company generated an adjusted EBITDA of $11.7 million in fiscal 2017, compared to adjusted EBITDA loss of $3.0 million in fiscal 2016.

Balance Sheet and Cash Flow

The Company ended fiscal 2017 with cash of $53.2 million, compared to $89.5 million at the end of fiscal 2016. The Company’s inventory level decreased to $478.3 million as of January 31, 2017, compared to inventory of $680.5 million, as of January 31, 2016. This includes a $195.6 million reduction in equipment inventory. The Company had $233.2 million outstanding floorplan payables on $842.5 million total discretionary floorplan lines of credit as of January 31, 2017. Floorplan payables decreased by $211.6 million from the balance of

$444.8 million as of January 31, 2016. The Company had other indebtedness consisting of total long-term debt and senior convertible notes of $128.1 million as of January 31, 2017, which was a decrease of $46.0 million compared to the balance of $174.1 million as of January 31, 2016. The reduced levels of floorplan payable and other indebtedness have improved the Company's ratio of total liabilities to tangible net worth to 1.4 as of January 31, 2017 from 2.1 as of January 31, 2016.

In fiscal 2017, the Company repurchased $54.3 million face value of its senior convertible notes with $46.0 million in cash. In addition, the Company repurchased $15.4 million face value of senior convertible notes with $14.6 million in cash in the first quarter of fiscal 2018. The Company has now retired $69.7 million of face value of its senior convertible notes during the past twelve months with $60.6 million in cash.

In fiscal 2017, the Company’s net cash provided by operating activities was $141.0 million compared to $231.9 million for fiscal 2016. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, the Company generated adjusted net cash provided by operating activities of $88.8 million in fiscal 2017, compared to adjusted net cash provided by operating activities of $44.3 million in fiscal 2016.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “For fiscal 2017, we exceeded our inventory reduction plans and began implementing a restructuring plan that is consolidating certain dealership locations and reorganizing our operating structure. Throughout fiscal 2017, we took the necessary steps to manage through difficult operating conditions, including reducing our operating expenses and reducing our equipment inventory levels by $197 million, which enabled us to continue to generate solid adjusted cash flow from operations."

Mr. Meyer continued, "Even though fiscal 2018 is expected to be a challenging operating environment we are well positioned to generate positive diluted earnings per share, exclusive of the anticipated charges associated with our restructuring activities. We have reduced our equipment inventory by $543.6 million, or 58%, during the past 3 years and we expect to reduce equipment inventory by another $50 million in fiscal 2018. We have also reduced our floorplan payables and long-term debt by $610.0 million, or 63%, during the past 3 years. In addition, we believe our recently announced restructuring plan will increase our operating efficiency and result in approximately $25 million in annual structural expense reduction, while not causing any reduction in customer service. These improvements better align our cost structure and balance sheet with current market conditions and provide us with improved profitability, the ability to continue generating strong operating cash flow and better position our business for future profitable growth opportunities."

Fiscal 2018 Modeling Assumptions

The Company's fiscal 2018 modeling assumptions are as follows:

•	Agriculture Segment Sales Down 10-15% (includes impact of closed stores)

•	Construction Segment Sales Down 5-10% (includes impact of closed store)

•	International Segment Sales Up 3-8%.

•	Equipment Margins Between 6.3-6.8%

•	Expect diluted earnings per share to be slightly positive, exclusive of the anticipated charges associated with our restructuring activities

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 587-0611 from the U.S. International callers can dial (719) 785-9448. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 13, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 9943535.

Non-GAAP Financial Measures

Within this release, the Company refers to several adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as realignment charges, long-lived asset impairments, gains on the repurchase of senior convertible notes, gains on insurance recoveries, foreign currency remeasurement losses in Ukraine resulting from a devaluation of the UAH and other gains and losses. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures, which reconciliations are provided with the financial statements attached to this release. The tables included in the Non-GAAP Reconciliations reconcile net income (loss) including noncontrolling interest, earnings (loss) per share – diluted, and net cash provided by operating activities (GAAP financial measures) for the periods presented to adjusted net income (loss) including noncontrolling interest, adjusted EBITDA (loss), adjusted earnings (loss) per share – diluted, and adjusted net cash provided by operating activities (non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full-service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2018, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, John.Mills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2017	January 31, 2016
Assets
Current Assets
Cash	$53,151	$89,465
Receivables, net	60,082	65,534
Inventories	478,266	680,482
Prepaid expenses and other	10,989	9,753
Income taxes receivable	5,380	13,011
Total current assets	607,868	858,245
Noncurrent Assets
Intangible assets, net of accumulated amortization	5,001	5,134
Property and Equipment, net of accumulated depreciation	156,647	183,179
Deferred income taxes	547	—
Other	1,359	1,317
Total noncurrent assets	163,554	189,630
Total Assets	$771,422	$1,047,875

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$17,326	$16,863
Floorplan payable	233,228	444,780
Current maturities of long-term debt	1,373	1,557
Customer deposits	26,366	31,159
Accrued expenses and other	30,533	29,066
Total current liabilities	308,826	523,425
Long-Term Liabilities
Senior convertible notes	88,501	134,145
Long-term debt, less current maturities	38,236	38,409
Deferred income taxes	9,500	11,135
Other long-term liabilities	5,180	2,412
Total long-term liabilities	141,417	186,101
Stockholders' Equity
Additional paid-in-capital	240,615	242,491
Retained earnings	85,347	99,526
Accumulated other comprehensive loss	(4,783)	(4,461)
Total Titan Machinery Inc. stockholders' equity	321,179	337,556
Noncontrolling interest	—	793
Total stockholders' equity	321,179	338,349
Total Liabilities and Stockholders' Equity	$771,422	$1,047,875

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Revenue
Equipment	$226,946	$243,780	$797,315	$925,471
Parts	48,713	47,948	233,819	245,387
Service	28,011	27,597	124,076	127,457
Rental and other	13,951	16,149	57,870	69,520
Total Revenue	317,621	335,474	1,213,080	1,367,835
Cost of Revenue
Equipment	213,799	261,287	746,169	889,567
Parts	34,014	34,457	164,020	173,083
Service	10,811	10,678	46,284	46,814
Rental and other	10,175	12,783	42,878	52,457
Total Cost of Revenue	268,799	319,205	999,351	1,161,921
Gross Profit	48,822	16,269	213,729	205,914
Operating Expenses	52,240	54,545	211,372	220,524
Impairment and Realignment Costs	4,183	6,981	4,729	8,500
Loss from Operations	(7,601)	(45,257)	(2,372)	(23,110)
Other Income (Expense)
Interest income and other income (expense)	273	87	1,524	(478)
Floorplan interest expense	(2,717)	(4,389)	(13,560)	(18,334)
Other interest expense	(2,375)	(3,061)	(8,305)	(14,289)
Loss Before Income Taxes	(12,420)	(52,620)	(22,713)	(56,211)
Benefit from Income Taxes	(4,181)	(17,628)	(8,178)	(17,982)
Net Loss Including Noncontrolling Interest	(8,239)	(34,992)	(14,535)	(38,229)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	58	(356)	(337)
Net Loss Attributable to Titan Machinery Inc.	(8,239)	(35,050)	(14,179)	(37,892)
Net Loss Allocated to Participating Securities - Note 1	190	683	243	717
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(8,049)	$(34,367)	$(13,936)	$(37,175)

Earnings (Loss) per Share - Diluted	$(0.38)	$(1.62)	$(0.65)	$(1.76)
Weighted Average Common Shares - Diluted	21,342	21,171	21,294	21,111

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2017	2016
Operating Activities
Net loss including noncontrolling interest	$(14,535)	$(38,229)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by operating activities
Depreciation and amortization	26,868	28,538
Impairment	4,410	6,903
Deferred income taxes	(2,841)	(9,171)
Other, net	3,404	8,124
Changes in assets and liabilities
Inventories	211,793	196,983
Manufacturer floorplan payable	(95,341)	45,005
Other working capital	7,239	(6,269)
Net Cash Provided by Operating Activities	140,997	231,884
Investing Activities
Property and equipment purchases	(12,425)	(8,411)
Proceeds from sale of property and equipment	2,388	7,777
Other, net	912	508
Net Cash Used for Investing Activities	(9,125)	(126)
Financing Activities
Net change in non-manufacturer floorplan payable	(116,558)	(221,912)
Repurchase of Senior Convertible Notes	(46,013)	—
Net payments on long-term debt borrowings	(3,190)	(43,969)
Other, net	(2,215)	(3,075)
Net Cash Used for Financing Activities	(167,976)	(268,956)
Effect of Exchange Rate Changes on Cash	(210)	(865)
Net Change in Cash	(36,314)	(38,063)
Cash at Beginning of Period	89,465	127,528
Cash at End of Period	$53,151	$89,465

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2017	2016	% Change	2017	2016	% Change
Revenue
Agriculture	$201,107	$204,245	(1.5)%	$739,167	$864,851	(14.5)%
Construction	81,703	91,315	(10.5)%	323,625	340,916	(5.1)%
International	34,811	39,914	(12.8)%	150,288	162,068	(7.3)%
Total	$317,621	$335,474	(5.3)%	$1,213,080	$1,367,835	(11.3)%

Income (Loss) Before Income Taxes
Agriculture	$(5,900)	$(30,403)	80.6%	$(15,781)	$(29,710)	46.9%
Construction	(4,352)	(23,299)	81.3%	(5,875)	(26,388)	77.7%
International	(381)	70	(644.3)%	(469)	(3,004)	84.4%
Segment income (loss) before income taxes	(10,633)	(53,632)	80.2%	(22,125)	(59,102)	62.6%
Shared Resources	(1,787)	1,012	(276.6)%	(588)	2,891	(120.3)%
Income (Loss) Before Income Taxes	$(12,420)	$(52,620)	76.4%	$(22,713)	$(56,211)	59.6%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Net Loss Including Noncontrolling Interest
Net Loss Including Noncontrolling Interest	$(8,239)	$(34,992)	$(14,535)	$(38,229)
Non-GAAP Adjustments
Impairment	4,135	6,710	4,410	6,903
Gain on Repurchase of Senior Convertible Notes	—	—	(3,130)	—
Debt Issuance Cost Write-Off	—	—	624	1,558
Realignment / Store Closing Costs	48	271	319	1,597
Ukraine Remeasurement (1)	—	197	195	2,485
Gain on Insurance Recoveries	(1,411)	—	(1,997)	—
Total Pre-Tax Non-GAAP Adjustments	2,772	7,178	421	12,543
Less: Tax Effect of Non-GAAP Adjustments (2)	1,056	408	(6)	1,639
Income Tax Valuation Allowance	44	2,384	44	2,384
Total Non-GAAP Adjustments	1,672	4,386	383	8,520
Adjusted Net Loss Including Noncontrolling Interest	$(6,567)	$(30,606)	$(14,152)	$(29,709)

Adjusted EBITDA (Loss)
Net Loss Including Noncontrolling Interest	$(8,239)	$(34,992)	$(14,535)	$(38,229)
Adjustments
Interest Expense, Net of Interest Income (3)	(1,466)	2,985	7,112	12,091
Benefit from Income Taxes	(4,181)	(17,628)	(8,178)	(17,982)
Depreciation and amortization	6,972	6,950	26,868	28,538
EBITDA (Loss)	(6,914)	(42,685)	11,267	(15,582)
Non-GAAP Adjustments
Impairment	4,135	6,710	4,410	6,903
Gain on Repurchase of Senior Convertible Notes	—	—	(3,130)	—
Debt Issuance Cost Write-Off	—	—	624	1,558
Realignment / Store Closing Costs	48	271	319	1,597
Gain on Insurance Recoveries	(1,411)	—	(1,997)	—
Ukraine Remeasurement (1)	—	197	195	2,485
Total Non-GAAP Adjustments	2,772	7,178	421	12,543
Adjusted EBITDA (Loss)	$(4,142)	$(35,507)	$11,688	$(3,039)

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Earnings (Loss) per Share - Diluted
Earnings (Loss per Share - Diluted	$(0.38)	$(1.62)	$(0.65)	$(1.76)
Non-GAAP Adjustments (4)
Impairment	0.19	0.31	0.20	0.32
Gain on Repurchase of Senior Convertible Notes	—	—	(0.15)	—
Debt Issuance Cost Write-Off	—	—	0.03	0.07
Realignment / Store Closing Costs	—	0.01	0.01	0.07
Ukraine Remeasurement (1)	—	0.01	0.01	0.12
Gain on Insurance Recoveries	(0.07)	—	(0.10)	—
Total Pre-Tax Non-GAAP Adjustments	0.12	0.33	—	0.58
Less: Tax Effect of Non-GAAP Adjustments (2)	0.05	0.13	—	0.19
Income Tax Valuation Allowance	—	0.11	—	0.11
Total Non-GAAP Adjustments	0.07	0.31	—	0.51
Adjusted Earnings (Loss) per Share - Diluted	$(0.31)	$(1.31)	$(0.65)	$(1.25)

Net Cash Provided By Operating Activities
Net Cash Provided by Operating Activities			$140,997	$231,884
Net Change in Non-Manufacturer Floorplan Payable			(116,558)	(221,912)
Adjustment for Constant Equity in Inventory			64,400	34,330
Adjusted Net Cash Provided By Operating Activities			$88,839	$44,302

(1) Beginning in the second quarter of fiscal 2017 we discontinued incorporating Ukraine remeasurement losses into our Non-GAAP income (loss) and earnings (loss) per share calculations.  The Ukrainian hryvnia remained relatively stable subsequent to April 30, 2016 and therefore did not significantly impact our consolidated statement of operations during this period. Absent any future significant hryvnia volatility and resulting financial statement impact, we will not include Ukraine remeasurement losses in our Non-GAAP calculations in future periods.

(2) The tax effect of Non-GAAP Adjustments was calculated using a 40% tax rate for all U.S. related items that was determined based on a 35% federal statutory rate and a blended state statutory rate of 5% and no tax effect for foreign related items as all Non-GAAP adjustments occurred in foreign jurisdictions that have full valuation allowances on deferred tax assets, therefore we are not recognizing any income tax expense or benefit in these jurisdictions.

(3) Interest Expense, Net of Interest Income excludes floorplan interest expense.
(4) Adjustments are net of the impact of amounts attributable to noncontrolling interests and allocated to participating securities.